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Exhibit 3.3	ARTICLES OF AMENDMENT TO THE ARTICLES OF INCORPORATION OF
                THE REGISTRANT FILED DECEMBER 5, 1994

                              ARTICLES OF AMENDMENT
                                    to the
                            ARTICLES OF INCORPORATION

	Pursuant to the provisions of the Colorado Business Corporation Act, the undersigned corporation adopts the following Articles of Amendment to its Articles of Incorporation:

	FIRST:       The name of the Corporation is BDR Industries, Inc.

	SECOND: The following amendment to the Articles of Incorporation was adopted by the board of Directors on October 3, 1994, as prescribed by the Colorado Business Corporation Act, in the manner marked with an "x" below:
          x
        ----- Such amendment was adopted by the board of directors as no preferred shares have been issued and no shareholder action is required .

        ----- Such amendment was adopted by a vote of the shareholders.
              The number of shares voted for the amendment was sufficient for approval.

                                  ARTICLE IV
                                 Capital Stock
                               ----------------

       The aggregate number of shares which this Corporation shall have authority to issue is 250,000,000 common shares, no par value, and 50,000,000 preferred shares, $1.00 par value. One million (1,000,000) of the preferred shares shall be designated as Class A Preferred Shares and shall have super voting power wherein each Class A Preferred Shareholder shall receive 100 votes per share held and shall have non-dilution rights and one million ($1,000,000) of the preferred shares shall be designated as Class B Preferred Shares and shall have conversion rights wherein each Class B Preferred Share may be converted into 10 shares of common stock.

	THIRD:          The manner, if not set forth in such amendment, in
which any exchange, classification, or cancellation of issued shares provided for in this amendment shall be effected, is as follows: None.

	FOURTH: The manner in which such amendment effects a change in the amount of state capital, and the amount of stated capital as changed by such amendment, are as follows: None.


				BDR INDUSTRIES, INC.

				By: /S/ AME VAUGHAN
				    Ame Vaughan, President